Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is made and entered into on April 25, 2022, effective as of the Effective Date (as defined below), by and between CCC Intelligent Solutions Holdings Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Employee from time to time and any successor(s) thereto, the “Company”), and Barrett J. Callaghan (“Employee”).

WHEREAS, Employee and Cypress Intermediate Holdings III, Inc., a Delaware corporation and predecessor entity to the Company, are party to that certain Amended and Restated Employment Agreement, dated as of April 27, 2017 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Employee, and the Employee hereby desires to continue to be employed by the Company, on a part-time basis, pursuant to the terms and conditions contained in this Agreement, which shall supersede the Prior Agreement in its entirety effective as of the Effective Date;

WHEREAS, Employee and the Company are parties to (i) that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Grant Agreement (collectively, the “RSU Agreement”), (ii) that certain Performance Restricted Stock Unit (Revenue CAGR) Grant Notice and Performance Restricted Stock Unit (Revenue CAGR) Grant Agreement (collectively, the “CAGR PSU Agreement”), and (iii) that certain Performance Restricted Stock Unit (TSR) Grant Notice and Performance Restricted Stock Unit (TSR) Grant Agreement (collectively, the “TSR PSU Agreement,” and together with the RSU Agreement and the CAGR PSU Agreement, the “Grant Agreements”), each dated as of October 21, 2021; and

WHEREAS, effective as of the Effective Date, Employee and the Company desire to amend each of the Grant Agreements, pursuant to the terms and conditions contained in Section 3.3 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Position. During the Period of Employment (as defined below), Employee shall serve in the capacity indicated on Exhibit A attached hereto. Employee shall perform such duties and responsibilities as the Chief Executive Officer of the Company may assign to Employee from time to time. During the Period of Employment, Employee shall report to the Chief Executive Officer of the Company. Employee’s role as a Section 16 Officer of the Company and all related duties will cease effective as of the Effective Date (as defined below). During the Period of Employment, Employee will (a) during normal business hours, devote at least twenty-five percent (25%) of Employee’s time and attention to, and use Employee’s best efforts to advance, the business and welfare of the Company, and (b) not engage in any outside full-time employment or other business activities for any direct or indirect remuneration without the prior written consent of the Chief Executive Officer of the Company, which consent shall not be unreasonably withheld; provided, that Employee may engage in charitable activities during the Period of Employment; provided, further, that such charitable activities shall not (i) be inconsistent with Employee’s duties hereunder, (ii) violate Section 8.1(a) hereof, or (iii) create a potential business or fiduciary conflict.

2. Period of Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to be in the employ of the Company, on a part-time basis as described in Section 1 hereof, for the period commencing as of May 31, 2022 (the “Effective Date”) and ending on the third (3rd) anniversary of the Effective Date (the “Anniversary Date”), subject to earlier termination pursuant to Section 6 hereof (the “Period of Employment”). The Period of Employment and Employee’s employment with the Company shall automatically terminate effective as of the Anniversary Date. For the avoidance of doubt, prior to the Effective Date, the terms and conditions of Employee’s employment with the Company shall continue to be governed by the Prior Agreement. In the event that the Prior Agreement is terminated by either party for any reason prior to the Effective Date, this Agreement shall be null and void ab initio.

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay Employee a per annum base salary as set forth in Exhibit A (as may be adjusted from time to time by the Company in its sole discretion, the “Base Salary”) payable in accordance with the standard policies of the Company. For the avoidance of doubt, Employee’s Base Salary shall not be subject to increase during the Period of Employment.

3.2 Annual Bonus. During the Period of Employment, Employee shall not be eligible to participate in the Company’s annual cash bonus program or receive any performance-based cash bonus from the Company; provided, however, that Employee shall be eligible to receive a pro-rated annual bonus for calendar year 2022 equal to $109,721 (the “Prorated Bonus”), payable at the same time that 2022 annual bonuses are paid to similarly-situated Company employees generally in calendar year 2023. For the avoidance of doubt, to receive the Prorated Bonus, Employee is required to be employed with the Company on the date that the Prorated Bonus is paid.

3.3 Equity-Based Compensation.

(a) Pursuant to the Grant Agreements, and subject to the Company’s 2021 Incentive Equity Plan, as amended from time to time (the “Incentive Plan”), on October 21, 2021 Employee received (i) 137,500 RSUs (as defined in the RSU Grant Agreement), (ii) 68,750 PSUs (as defined in the CAGR PSU Agreement, the “CAGR PSUs”) and (iii) and 68,750 PSUs (as defined in the TSR PSU Agreement, the “TSR PSUs”). The Company and Employee hereby acknowledge and agree that none of the RSUs, CAGR PSUs or TSR PSUs will have vested as of the Effective Date.

(b) Notwithstanding anything to the contrary in the applicable Grant Agreement, effective as of the Effective Date:

(i) (1) 68,750 of the RSUs granted under the RSU Agreement shall be immediately forfeited for no consideration therefor, and Employee’s rights in any such RSUs shall lapse and expire, (2) 34,375 of the CAGR PSUs granted under the CAGR PSU Agreement shall be immediately forfeited for no consideration therefor, and Employee’s rights in any such CAGR PSUs shall lapse and expire, and (3) 34,375 of the TSR PSUs granted under the TSR PSU Agreement shall be immediately forfeited for no consideration therefor, and Employee’s rights in any such TSR PSUs shall lapse and expire.

(ii) After giving effect to the forfeiture provisions set forth above in Section 3.3(b)(i), the remaining unvested RSUs, CAGR PSUs and TSR PSUs shall continue to be eligible to vest during the Period of Employment in accordance with the vesting schedule set forth in the applicable Grant Agreement; provided, that upon the expiration of the Period of Employment for any reason or no reason, any then-unvested RSUs, CAGR PSUs and/or TSR PSUs shall be immediately forfeited for no consideration therefor, and Employee’s rights in any such unvested RSUs, CAGR PSUs and/or TSR PSUs shall lapse and expire.

(c) Except as expressly provided in this Agreement, the RSUs, CAGR PSUs, and TSR PSUs shall remain subject to all other terms of the applicable Grant Agreement.

(d) For the avoidance of doubt, (i) nothing in this Agreement is intended to, nor shall it, amend any of the terms or conditions contained in those certain Stock Option Grant Agreements entered into by and between Employee and the Company, dated as of July 10, 2017 and April 1, 2020, and (ii) during the Period of Employment, Employee shall not be eligible to receive any new equity awards under the Incentive Plan or any successor plan of the Company.

4. Benefits.

4.1 During the Period of Employment, Employee shall be eligible to participate in benefit plans and programs as the Company may from time to time offer to its part-time employees; provided, that in no event shall Employee be eligible to participate in any severance plan or program of the Company, subject to Section 6.4 hereof. Employee’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate any such plan and program. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall it, impact Employee’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as a result of Employee’s transition from a full-time employee of the Company to a part-time employee of the Company.

4.2 During the Period of Employment, subject to Employee’s timely election of continued coverage under COBRA, the Company shall pay Employee a monthly cash payment equal to $1,500, payable in accordance with the standard policies of the Company, to be used by Employee to subsidize Employee’s monthly COBRA premiums (the “COBRA Payments”); provided, that (a) Employee is eligible and remains eligible for COBRA coverage, (b) the Company may modify the COBRA Payments to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the non-discrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable), and (c) in the event that Employee obtains other employment that offers group health benefits, the COBRA Payments shall immediately cease.

5. Expenses. Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Employee for such reasonable travel, entertainment and other expenses as Employee may incur during the Period of Employment in connection with the performance of Employee’s duties hereunder.

6. Termination of Employment.

6.1 Termination, Notice and Accrued Benefits. The parties hereto expressly agree that Employee’s employment may be terminated by either (i) the Company immediately upon written notice to Employee for Cause or (ii) Employee upon thirty (30) days’ advance written notice to the Company and that, upon any such termination, Employee shall not be entitled to any payment in the nature of severance or otherwise except for the following: (i) any earned but unpaid Base Salary, payable within thirty (30) days following such date of termination, (ii) any unreimbursed business expenses incurred through such date of termination, payable within thirty (30) days following such date of termination, and (iii) any amounts or benefits due under any benefit plan, program or arrangement of the Company, in accordance with the terms contained therein (collectively, the “Accrued Benefits”). As used herein, “Cause” means that Employee (i) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony, (ii) has committed an act of fraud involving dishonesty which is injurious to the Company or any of its subsidiaries, (iii) has willfully and continually refused to perform his duties with the Company or any of its subsidiaries or (iv) has engaged in misconduct that is materially injurious to the Company or any of its subsidiaries.

6.2 Death or Disability. Employee’s employment with the Company and the Period of Employment, and all rights to compensation under this Agreement other than the Accrued Benefits, shall automatically terminate upon the death or Disability (as defined below) of Employee, except for such death or disability payments as may be payable under any applicable benefit plans maintained at that time by the Company. As used herein, “Disability” means the Board of Directors of the Company (the “Board”) has made a good faith determination that Employee has become physically or mentally incapacitated or disabled such that Employee is unable to perform for the Company substantially the same services as Employee performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of one-hundred and twenty (120) calendar days in any twelve (12) month period. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

7. Release. The Company’s obligations set forth in Section 3, Section 4 of this Agreement are subject to and conditioned upon the Release Condition and the Second Release Condition (each as defined below).

7.1 General. In consideration for entering into this Agreement and the compensation and benefits to be provided hereunder, including, without limitation, the continued vesting of Employee’s equity awards as contemplated in Section 3.3 hereof, Employee agrees to execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit B (the “Release”) that has become irrevocable within the required timeframe specified in this Section 7.1 within thirty (30) days of the Effective Date (the “Release Condition”). Employee acknowledges that (i) the Company has advised Employee that Employee should consult with an attorney prior to executing and re-executing the Release (as applicable), (ii) Employee has carefully read and fully understands all of the provisions of the Release, (iii) Employee is entering into the Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing or re-executing (as applicable) and not revoking the Release, and (iv) Employee has been given at least twenty-one (21) calendar days to consider the terms of the Release, although Employee may execute it at any time sooner. Employee has seven (7) calendar days after the date on which Employee initially executes the Release to revoke Employee’s consent to the Release. Such revocation must be in writing and must be emailed to legal@cccis.com. Notice of such revocation must be received within the seven (7) calendar day period referenced above. If Employee does not execute the Release within thirty (30) days of the Effective Date, or if Employee revokes such execution, this Agreement shall be null and void and neither the Company nor Employee shall have any rights or obligations under it.

7.2 Re-Execution. Employee agrees to re-execute and deliver to the Company the Release that has become irrevocable within the required timeframe specified in this Section 7.2 within thirty (30) days following the expiration of the Period of Employment for any reason or no reason (the “Second Release Condition”). Upon Employee’s re-execution of the Release (the “Re-Execution Date”), Employee advances to the Re-Execution Date Employee’s release of all Claims (as defined in the Release). Employee has seven (7) calendar days from the Re-Execution Date to revoke Employee’s re-execution of the Release. Such revocation must be in writing and must be emailed to legal@cccis.com. Notice of such revocation must be received within the seven (7) calendar day period referenced above.

8. Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

8.1 Non-Competition.

(a) Employee acknowledges that, in the course of Employee’s employment with the Company, (i) Employee has been and will continue to be familiar with trade secrets and other proprietary information of the Company which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (ii) Employee’s services have been and will continue to be of special, unique and extraordinary value to the Company, and (iii) Employee has generated and will continue to generate goodwill for the Company. Therefore, Employee agrees that, during Employee’s employment or service with the Company and for twelve (12) months thereafter (the “Restricted Period”), Employee shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage with, any business competing with any business of the Company within the United States and any other geographical area in which the Company then engages in business or engaged in business at any time during Employee’s employment with the Company. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no direct or indirect active participation in the business of such corporation.

(b) During the Restricted Period, Employee shall not directly or indirectly (i) induce or attempt to induce any employee or service provider of the Company to terminate such employment or service, or in any way interfere with the employee or service relationship between the Company and any such individual, (ii) hire any person who is, or at any time during the eighteen (18)-month period immediately prior to the date of Employee’s termination of employment was, an employee or service provider of the Company or (iii) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.

8.2 Proprietary Information. During the Period of Employment and at all times thereafter, Employee agrees that Employee shall not use any Proprietary Information for Employee’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall Employee otherwise disclose any Proprietary Information to any individual or entity, unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of Employee’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “Proprietary Information” shall mean: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company, (iv) any inventions, innovations, trade secrets or other items covered by Section 8.4 hereof; and (v) any other information which the Board has determined in its sole discretion and communicated to Employee in writing to be proprietary information for purposes hereof. Notwithstanding the foregoing, Proprietary Information shall not include any information that is or becomes generally known to the public other than through actions of Employee in violation of this Section 8.

8.3 Surrender of Records. Employee agrees that Employee shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Employee’s possession or under Employee’s control or accessible to Employee which contain any Proprietary Information.

8.4 Inventions and Patents. Employee agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by Employee alone or in conjunction with others at any time during Employee’s employment or service with the Company shall belong to the Company. Employee will use Employee’s best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

8.5 Definition of Company. For purposes of this Section 8, the term “Company” shall include the Company and any and all of its parents, subsidiaries, joint ventures and affiliated entities as the same may exist from time to time.

8.6 Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Section 8 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Employee agrees that damages are an inadequate remedy for any breach of the covenants in this Section 8 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

9. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Employee (or any other individual) from (i) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or (ii) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. Nothing in this Agreement or any other agreement or Company policy prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee shall not be required to notify the Company that such reports or disclosures have been made.

10. Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

11. Section 409A of the Code. It is the intent of the parties to this Agreement that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed and interpreted in compliance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this

Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Employee for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its affiliates, employees or agents. In the event that any payment to Employee or any benefit hereunder that is subject to Section 409A is made upon, or as a result of, Employee’s termination of employment with the Company, and Employee is a “specified employee” (as that term is defined under Section 409A) at the time Employee becomes entitled to any such payment or benefit, no such payment or benefit will be paid or commenced to be paid to Employee under this Agreement until the date that is the earlier to occur of (i) Employee’s death or (ii) six (6) months and one day following Employee’s termination of employment with the Company (the “Delay Period”). Any payments which Employee would otherwise have received during the Delay Period will be payable to Employee in a lump sum on the date that is six (6) months and one day following the effective date of the termination, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. Each separately identified amount and each installment payment to which Employee is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

12. Miscellaneous.

12.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite addressee’s signature to this Agreement.

If to Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

CCC Intelligent Solutions Holdings Inc.

167 N. Green St., 9th Floor, Chicago, IL 60607

12.2 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.4 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 12.4.

12.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

12.6 Counterparts. This Agreement may be executed by facsimile in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Agreement.

12.7 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

12.8 Entire Agreement. This Agreement and the Grant Agreements (as amended herein), other than the non-competition and non-solicitation provisions in the Grant Agreements, which are superseded here, constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements relating to such matters, including, without limitation, the Prior Agreement. The parties hereto acknowledge and agree that, as of the Effective Date, the Prior Agreement shall be terminated and of no further force and effect.

12.9 Assignment. This Agreement shall not be assigned by Employee, and may be assigned by the Company to any of its subsidiaries or affiliates, or any entity that succeeds to the business of the Company; provided, that an assignment to a subsidiary or affiliate by the Company shall not relieve the Company of any of its obligations hereunder.

12.10 Non-Transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

CCC INTELLIGENT SOLUTION
HOLDINGS INC.

By:	/s/ Githesh Ramamurthy
Name: Githesh Ramamurthy
Title: Chairman and Chief Executive Officer

EMPLOYEE

By:	/s/ Barrett J. Callaghan
Name: Barrett J. Callaghan

[Signature Page to Employment Agreement]

EXHIBIT A

to

Employment Agreement

Name of Employee:	Barrett J. Callaghan

Title:	Senior Advisor, Markets and Customer Success

Base Salary:	$60,000.00 per annum

EXHIBIT B

to

Employment Agreement

GENERAL RELEASE

1. Release and Waiver. In consideration for entering into that certain Second Amended and Restated Employment Agreement, by and between CCC Intelligent Solutions Holdings Inc., a Delaware corporation (the “Company” or “CCC”) and Barrett J. Callaghan (“Employee”), dated as of April 25, 2022 (the “Employment Agreement”), and the compensation and benefits to be provided under the Employment Agreement, including, without limitation, the continued vesting of Employee’s equity awards as contemplated in Section 3.3 of the Employment Agreement, Employee (for Employee, Employee’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges CCC from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Employee executes this Release (as defined in the Employment Agreement), and waives all claims relating to, arising out of, or in any way connected with Employee’s employment with CCC including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to (collectively, the “Claims”):

(a) The Age Discrimination in Employment Act of 1967;

(b) The Americans with Disabilities Act of 1990, as amended, (“ADA”), 42 U.S.C. § 12101, et seq.;

(c) The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.;

(d) The Family and Medical Leave Act of 1993, as amended, 29 U. S .C. § 2601, et seq.;

(e) The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, Pub.L.116-136; the Families First Coronavirus Response Act (“FFCRA”), Pub.L.116-127; and any other local, city, state or federal COVID-19 related laws;

(f) The Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff, et seq.;

(g) The Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.;

(h) The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981;

(i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.;

(j) The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.;

(k) The Immigration Reform and Control Act

(l) The Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101, et seq.;

(m) The National Labor Relations Act, 29 U.S.C. § 151 et seq.;

(n) Any existing or potential entitlement under any CCC program or plan, including wages or other paid leave;

(o) Any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written);

(p) Any claims for quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, defamation, negligent or intentional infliction of emotional distress, and any other common law contract and tort claims;

(q) Any claims for unpaid or lost benefits, salary, bonuses, commissions, stock, stock options, payouts, vacation pay, severance pay, business expenses, or other compensation;

(r) Any claims for attorneys’ fees, costs, disbursements, or other expenses;

(s) Any claims for damages or personal injury;

(t) Claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, including common law retaliatory discharge, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and

(u) the United States Constitution.

Employee understands and agrees that Employee is releasing CCC from any and all claims by which Employee is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf. Notwithstanding the foregoing, this Release is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Release operate to waive or bar any claim or right which — by express or unequivocal terms of law — may not under any circumstances be waived or barred.

2. Definitions. Unless otherwise expressly specified herein, CCC means:

(a) CCC Intelligent Solutions Holdings, Inc., CCC Intelligent Solutions, Inc., Auto Injury Solutions Inc., CCC Information Services Inc. and any division thereof, any current or former parent, subsidiary, affiliated entity or related entity, or any predecessors, successors and assigns of any of the foregoing, including specifically CCC.

(b) Any current or former officer, director, trustee, agent, employee (as related to their employment with CCC), shareholder, member, representative, attorney, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Section 2(a) hereof.

3. Non-Admission. Employee agrees that this Release does not render either party the prevailing party in any legal action, and that it is not and shall not be considered an admission of liability or wrongdoing by either party.

4. No Discrimination, Harassment, Retaliation, Workplace Safety (OSHA) or Workers’ Compensation Claims Pending. Employee represents and warrants that Employee has not joined, filed or otherwise initiated any cause of action or claim involving discrimination, harassment, retaliation, workplace safety (OSHA) or workers’ compensation against CCC based on events occurring prior to and including the date Employee executes this Release. Employee further represents and warrants that, as of the date Employee executes this Release, Employee is unaware of any anticipated new lawsuits, charges, complaints, causes of action or claims against CCC that involve or relate in any way to claims involving discrimination, harassment, retaliation, workplace safety (OSHA) or workers’ compensation arising out of Employee’s employment with CCC.

5. Disclaimer. Employee states under penalties of perjury that at the time Employee executes this Release: (a) Employee has not suffered a workplace injury that has not been reported; (b) Employee has been paid properly for all hours worked; (c) other than salary that has accrued during the last and/or current payroll period and will be paid on CCC’s next regular payroll date, Employee has received all compensation, benefits and payments owed to Employee by CCC with the exception of any payments or benefits to which Employee may become entitled by virtue of the Employment Agreement; (d) Employee has not sold, assigned, or transferred any Claims, in whole or in part, which are the subject of this Release; (e) Employee has not made, asserted and/or initiated any claim of discrimination, harassment or retaliation, and that this Release does not have the purpose or effect of concealing details relating to a claim of discrimination, harassment or retaliation.

6. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.

7. Governing Law. This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

8. Counterparts. This Release may be executed by facsimile in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Release.

[signature page follows]

BY SIGNING THIS RELEASE, EMPLOYEE STATES THAT EMPLOYEE HAS READ IT, UNDERSTANDS IT AND KNOWS THAT EMPLOYEE IS GIVING UP IMPORTANT RIGHTS. EMPLOYEE AGREES TO ALL THE TERMS CONTAINED WITHIN THIS RELEASE AND IS AWARE OF EMPLOYEE’S RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, HAS CONSULTED WITH EMPLOYEE’S ATTORNEY (IF EMPLOYEE CHOSE TO DO SO) BEFORE SIGNING IT AND HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

Employee understands and agrees that this Release may not be executed by Employee prior to the Effective Date (as defined in the Employment Agreement).

Barrett J. Callaghan

By:

Execution Date:

Employee understands and agrees that this Release may not be re-executed by Employee prior to the expiration of the Period of Employment (as defined in the Employment Agreement).

Barrett J. Callaghan

By:

Re-Execution Date: